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                                                                    EXHIBIT 23.1


                               CONSENT OF KPMG LLP

The Board of Directors
Fair, Isaac and Company, Incorporated:


We consent to incorporation by reference in the registration statements (Nos. 33-63426, 333-02121, 333-32309, 333-65179, 333-83905, 333-95889, 333-32396,
333-32398, 333-66348 and 333-66332) on Form S-8 and the registration statements (Nos. 333-20537 and 333-42473) on Form S-3 of Fair, Isaac and Company, Incorporated, of our report dated October 25, 2002, except as to note 20, which is as of November 18, 2002, relating to the consolidated balance sheets of Fair, Isaac and Company, Incorporated, and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2002, which reports appear in the September 30, 2002 annual report on Form 10-K of Fair, Isaac and Company, Incorporated. Our report dated October 25, 2002, except as to note 20, which is as of November 18, 2002, contains an explanatory paragraph describing the Company's change in accounting for Business Combinations.

/s/ KPMG LLP
San Francisco, California
November 18, 2002